Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-202023

Pricing Term Sheet

Pricing Term Sheet

Dated as of May 28, 2015

Norfolk Southern Corporation

$500,000,000 4.450% Senior Notes due 2045

The following information supplements the Preliminary Prospectus Supplement dated May 28, 2015 (the “Preliminary Prospectus Supplement”), and is filed pursuant to Rule 433, under Registration No. 333-202023.

Issuer:	Norfolk Southern Corporation

Principal Amount:	$500,000,000

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Trade Date:	May 28, 2015

Settlement Date:	June 2, 2015 (T+3)

Maturity Date:	June 15, 2045

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Benchmark Treasury:	2.500% due February 15, 2045

Benchmark Treasury Price / Yield:	91-26 / 2.914%

Spread to Benchmark Treasury:	T+155 basis points

Yield to Maturity:	4.464%

Coupon:	4.450%

Public Offering Price:	99.768%

Make-Whole Call:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is six months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 25 basis points, and (ii) if the notes are redeemed on or after the date that is six months prior to the Maturity Date, 100%.

CUSIP# / ISIN#:	655844BQ0 / U5655844BQ00

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	PNC Capital Markets LLC SMBC Nikko Securities America, Inc. The Williams Capital Group, L.P.

The issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or Morgan Stanley & Co. LLC at 1-866-718-1649. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.